Exhibit G
                                                                      ---------



                    AMENDED INVESTMENT MANAGEMENT AGREEMENT

                          dated as of August 15, 2005

                                 BY AND BETWEEN

                        RESTORATION OPPORTUNITIES FUND,
                           a Delaware statutory trust

                                      AND

                       HIGHLAND CAPITAL MANAGEMENT, L.P.,
                         a Delaware limited partnership



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                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----

1.   General Duties of the Investment Manager................................1
2.   Duties and Obligations of the Investment Manager with Respect to the Administration of the Company....................................2
3.   Authority to Bind the Company; No Joint Venture.........................4
4.   Limitations Relating to Investments.....................................5
5.   Brokerage...............................................................6
6.   Compensation............................................................6
7.   Expenses................................................................7
8.   Services to Other Companies or Accounts.................................8
9.   Duty of Care and Loyalty................................................8
10.  Indemnification.........................................................8
11.  Term of Agreement; Events Affecting the Investment Manager;
     Survival of Certain Terms..............................................10
12.  Power of Attorney; Further Assurances..................................10
13.  Amendment of this Agreement............................................11
14.  Notices................................................................11
15.  Binding Nature of Agreement; Successors and Assigns....................12
16.  Entire Agreement.......................................................12
17.  Costs and Expenses.....................................................12
18.  Books and Records......................................................12
19.  Titles Not to Affect Interpretation....................................13
20.  Provisions Separable...................................................13
21.  Governing Law..........................................................13
22.  Execution in Counterparts..............................................13
23.  Use of the Name Restoration............................................13

                    AMENDED INVESTMENT MANAGEMENT AGREEMENT

         This Amended Investment Management Agreement (the "Agreement"), dated as of August 15, 2005, is made by and between Restoration Opportunities Fund (the "Company"), a Delaware statutory trust which will be registered as a nondiversified closed-end management investment company act under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder and exemptions granted therefrom, as amended from time to time (the "1940 Act"), and Highland Capital Management, L.P. (the "Investment Manager"), a Delaware limited partnership registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act"). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Agreement and Declaration of Trust of the Company dated as of May 16, 2005 (as in effect on the date hereof and as amended from time to time with the consent of the Investment Manager, the "Declaration of Trust").

         1.       General Duties of the Investment Manager.

         Subject to the direction and control of the Company's Board of Trustees (the "Board") and subject to and in accordance with the terms of the Declaration of Trust, the policies adopted or approved by the Board, the conditions of any exemptive order obtained by or for the benefit of the Company from the Securities and Exchange Commission (the "SEC") and this Agreement, the Investment Manager agrees to supervise and direct the investment and reinvestment of the Assets and perform the duties set forth herein, and shall perform on behalf of the Company those investment and leverage related duties and functions assigned to the Company or the Investment Manager in the Declaration of Trust and the Statements of Preferences for any Preferred Shares (collectively, the "Transaction Documents"), and shall have such other powers with respect to the investment and leverage related functions of the Company as shall be delegated from time to time to the Investment Manager by the Board. The Company has executed the Transaction Documents and the Investment Manager is hereby granted, and shall have, full power to take all actions and execute and deliver all necessary and appropriate documents and instruments on behalf of the Company in accordance with the Transaction Documents, the policies adopted or approved by the Board, the conditions of any exemptive order obtained by or for the benefit of the Company or the Investment Manager from the SEC and this Agreement. The Investment Manager shall endeavor to comply in all material respects with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations and the applicable provisions of the Transaction Documents in performing its duties under this Agreement. Subject to the foregoing and the other provisions of this Agreement, and the direction and control of the Board, the Investment Manager is hereby appointed as the Company's agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Company and to do or take all related acts, with the power of substitution, to acquire, dispose of or otherwise take action with respect to or affecting the Investments (as defined in Section 4(a) hereof), including, without limitation:

                  (a) identifying and originating Investments to be purchased by the Company, selecting the dates for such purchases, and purchasing or directing the purchase of such Investments on behalf of the Company;

                  (b) identifying Investments owned by the Company to be sold by the Company, selecting the dates for such sales, and selling such Investments on behalf of the Company;

                  (c) negotiating and entering into, on behalf of the Company, documentation providing for the purchase and sale of Investments, including without limitation, confidentiality agreements and commitment letters;

                  (d) structuring the terms of, and negotiating, entering into and/or consenting to, on behalf of the Company, documentation relating to Investments to be purchased, held, exchanged or sold by the Company, including any amendments, modifications or supplements with respect to such documentation;

                  (e) exercising, on behalf of the Company, rights and remedies associated with Investments, including without limitation, rights to petition to place an obligor or issuer in bankruptcy proceedings, to vote to accelerate the maturity of an Investment, to waive any default, including a payment default, with respect to an Investment and to take any other action which the Investment Manager deems necessary or appropriate in its discretion in connection with any restructuring, reorganization or other similar transaction involving an obligor or issuer with respect to an Investment, including without limitation, initiating and pursuing litigation;

                  (f) responding to any offer in respect of Investments by tendering the affected Investments, declining the offer, or taking such other actions as the Investment Manager may determine;

                  (g) exercising all voting, consent and similar rights of the Company on its behalf and advising the Company with respect to matters concerning the Investments;

                  (h) advising and assisting the Company with respect to the valuation of the Assets;

                  (i) retaining legal counsel and other professionals (such as financial advisers) to assist in the structuring, negotiation, documentation, administration and modification and restructuring of Investments; and

                  (j) providing the Company with such assistance as the Board may request in processing subscription and/or transfer applications for the Shares.

         2. Duties and Obligations of the Investment Manager with Respect to the Administration of the Company.

         The Investment Manager also agrees to furnish office facilities and equipment and clerical, bookkeeping and administrative services (other than such services, if any, provided by the Company's custodian and other service providers) to the Company. To the extent requested by the Company, the Investment Manager agrees to provide the following administrative services:

                  (a) oversee the determination and publication of the Company's net asset value in accordance with the Company's policy as adopted from time to time by the Board and communicated to the Investment Manager in writing;

                  (b) maintain or oversee the maintenance of the books and records of the Company as required under the 1940 Act and maintain (or oversee maintenance by other persons) such other books and records required by law or for the proper operation of the Company;

                  (c) oversee the preparation and filing of the Company's federal, state and local income tax returns and any other required tax returns or reports;

                  (d) review the appropriateness of and arrange for payment of the Company's expenses;

                  (e) prepare for review and approval by officers and other authorized signatories of the Company (collectively, the "Authorized Signatories") financial information for the Company's semi-annual and annual reports and other communications with shareholders required or otherwise to be sent to Company shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

                  (f) prepare for review by the Authorized Signatories and Board of the Company the Company's periodic financial reports required to be filed with the SEC and such other reports, forms and filings, as may be mutually agreed upon or as may be required by law or any Statements of Preferences;

                  (g) prepare reports relating to the business and affairs of the Company as may be mutually agreed upon and not otherwise prepared by others;

                  (h) make such reports and recommendations to the Board concerning the performance and fees of any of the Company's service providers as the Board may reasonably request or deem appropriate;

                  (i) oversee and review calculations of fees paid to the Company's service providers;

                  (j) oversee the Company's portfolio and perform necessary calculations as required under Section 18 of the 1940 Act;

                  (k) consult with the Audit Committee of the Board, the Authorized Signatories, and the Company's independent accountants, legal counsel, custodian and other service providers in establishing the accounting policies of the Company and monitor financial and shareholder accounting services;

                  (l) review implementation of any share purchase programs authorized by the Board;

                  (m) determine the amounts available for distribution as dividends and distributions to be paid by the Company to its shareholders;

                  (n) prepare and arrange for the printing of dividend notices to shareholders;

                  (o) provide the Company's dividend disbursing agent and custodian with such information as is required for such parties to effect the payment of dividends and distributions;

                  (p) prepare such information and reports as may be required by any banks, if any, from which the Company borrows funds;

                  (q) provide such assistance to the Company's custodian, counsel, auditors and other service providers as generally may be required to properly carry on the business and operations of the Company;

                  (r) assist in the preparation and filing of Forms 3, 4, and 5 pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and Section 30(h) of the 1940 Act for the officers, Authorized Signatories and trustees of the Company, such filings to be based on information provided by those persons;

                  (s) respond to or refer to the Company's officers or Authorized Signatories shareholder (including any potential shareholder) inquiries relating to the Company; and

                  (t) supervise any other aspects of the Company's administration as may be agreed to by the Company and the Investment Manager.

                  All services are to be furnished through the medium of any trustees, officers, Authorized Signatories or employees of the Investment Manager or its affiliates as the Investment Manager deems appropriate in order to fulfill its obligations hereunder.

                  The Company will reimburse the Investment Manager and its affiliates for all out-of-pocket expenses incurred by them in connection with the performance of the administrative services described in this paragraph 2.

         3.       Authority to Bind the Company; No Joint Venture.

                  (a) Except as provided in or pursuant to Sections 1, 2 and 12 hereof or as otherwise delegated or approved (either generally or specifically) by the Board, the Investment Manager shall have no authority to bind or obligate the Company. Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes hereof, the Investment Manager shall be deemed to be an independent contractor.

                  (b) The Investment Manager shall act in conformity with the written instructions and directions of the Board, except to the extent that authority has been delegated to the Investment Manager pursuant to the terms of this Agreement and the Transaction Documents. The Investment Manager will not be bound to follow any amendment to any Transaction Document until it has received written notice thereof and until it has received a copy of the amendment from the Company and has consented thereto.

                  (c) The Investment Manager may, with respect to the affairs of the Company, consult with such legal counsel, accountants and other advisors as may be selected by the Investment Manager. The Investment Manager shall be fully protected, to the extent permitted by applicable law, in acting or failing to act hereunder if such action or inaction is taken or not taken in good faith by the Investment Manager in accordance with the advice or opinion of such counsel, accountants or other advisors. The Investment Manager shall be fully protected in relying upon any writing signed in the appropriate manner with respect to any instruction, direction or approval of any of the Board and may also rely on opinions of the Investment Manager's counsel with respect to such instructions, directions and approvals. The Investment Manager shall also be fully protected when acting upon any instrument, certificate or other writing the Investment Manager believes in good faith to be genuine and to be signed or presented by the proper person or persons. The Investment Manager shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing and may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained if the Investment Manager in good faith believes the same to be genuine.

         4.       Limitations Relating to Investments.

                  (a)      Investments. Except as otherwise provided in this
Section 4 and subject to the requirements of the Transaction Documents, the Agreement and Declaration of Trust and applicable law, the Investment Manager may cause the Company from time to time to purchase:

                           (i) debt securities or debt obligations, including bank loans or interests therein ("Debt Obligations");

                           (ii) stock, warrants or other equity securities ("Securities"); and

                           (iii) any other investments of any type of asset the Company is permitted to make (together with Securities and Debt Obligations, "Investments").

                  (b) Company is not a Bank. The Investment Manager may not purchase any Debt Obligation if the related credit agreement, note, indenture or other documentation by its terms requires any such purchase to be made only by a bank, savings and loan, thrift, trust company or other similar deposit-taking institution.

                  (c) Origination Fees. The Investment Manager shall seek to have the Company receive its pro-rata share, measured by the amount invested or proposed to be invested by the investors in any Investment, of any origination, structuring, or similar fees normally payable to lenders or structurers as compensation for services ("Origination or Similar Fees") payable with respect to any Investment, whether or not any other investment funds or accounts for which the Investment Manager or any of its Affiliated Persons acts as investment adviser (the "Highland Accounts") share in such fees, except to the extent the Investment Manager determines such sharing could cause the Company to fail to satisfy any requirement for qualification as a regulated investment company under Subchapter M of the Code. Notwithstanding anything herein, in any Transaction Document to the contrary, to the extent that any Origination or Similar Fees with respect to the Company's share of such Investment are paid to the Investment Manager or any Affiliated Persons as additional compensation, such amount shall be reimbursed to the Company unless the exception to the preceding sentence is in effect, in which case such amount shall be paid to the other accounts participating in such Investment or returned to the party paying such Origination or Similar Fees.

                  (d) Co-Investments. The Company may not co-invest with any fund or account managed by the Investment Manager or its Affiliated Persons that is not a registered investment company under the 1940 Act or in any Investment as to which the Investment Manager or its Affiliated Persons has negotiated non-pricing terms, except (i) to the extent permitted by the 1940 Act or any exemptive relief obtained by the Company and the Investment Manager thereunder, including any conditions to the granting by the SEC of such relief, and (ii) pursuant to any policies and procedures adopted by the Board with respect to such co-investments and any other applicable provisions of any Transaction Document and this Agreement. For the avoidance of doubt, the provisions of this Section 4(d) shall not be interpreted so as to prevent the Company from making co-investments with respect to investments in which the Investment Manager or its Affiliated Persons negotiated only pricing terms.

         5.       Brokerage.

                  The Investment Manager shall effect all purchases and sales of securities in a manner consistent with the principles of best execution, taking into account net price (including commissions) and execution capability and other services which the broker or other intermediary may provide. In this regard, the Investment Manager may effect transactions which cause the Company to pay a commission in excess of a commission which another broker or other intermediary would have charged; provided, however, that the Investment Manager shall have first determined that such commission is reasonable in relation to the value of the brokerage and research services performed by that broker or other intermediary or has received approval from the Board for the contemplated use of the Company's use of brokerage.

         6.       Compensation.

                  (a) The Company agrees to pay to the Investment Manager and the Investment Manager agrees to accept as partial compensation for services rendered by the Investment Manager as such, a fee (the "Management Fee"), calculated and payable quarterly in arrears at an annual rate equal to 1.5% of the aggregate Net Asset Value of the Company. "Net Asset Value" shall mean the market value of all liquid securities at the time of valuation and the cost of any illiquid assets at the time of valuation. For these purposes, assets will be considered "illiquid" if the Investment Manager reasonably determines, in accordance with procedures adopted by the Board, that (i) reliable market quotations are not readily available for such security or (ii) although reliable market quotations are readily available, the majority of such securities held by accounts managed by the Investment Manager could not be sold or disposed of in the ordinary course of business (without taking into account any illiquidity or similar discounts) within fourteen trading days at approximately the price at which the security is valued by the Company without significantly depressing the level of such market quotations; provided, that the limitation provided in clause (ii) above shall not be applicable if the inability to dispose of a majority of such securities within such period is due to the Advisor's being an affiliate of the issuer on behalf of the Adviser's clients or possessing inside information regarding such issuer. For the avoidance of doubt, securities, if quoted on a major exchange or listed in the pink sheets, or loans and bonds quoted by a reputable third party quotation system will be treated as securities for which reliable market quotations are readily available. For the purposes of this Agreement, the net asset value of the Company will be calculated as of the last business day of each month in accordance with the valuation policies and guidelines approved from time to time by the Board of Trustees.

                  (b) The Carried Interest will be paid as a fee. The Carried Interest is an amount (payable annually) such that after receipt thereof the Investment Manager will have received from the Company 20% of the realized and unrealized cumulative total return of the Company on its assets attributable to the Common Shares and the Special Share. The Carried Interest shall be payable as of December 31 of each year and shall be paid not later than completion of the audit of the Company for such year. If there is positive return through any interim month in excess of the high watermark described below, the Company will accrue an appropriate amount in respect of the earned Carried Interest potentially payable at the end of the year. If there is negative return in any calendar year, no Carried Interest will be paid until the negative return (as a percentage of average net assets attributable to the Common Shares and the Special Share, or, if less, as a percentage of such net assets at the time such negative return is experienced) has been recovered in full ("High Watermark Provision"). For the avoidance of doubt, all total return (positive or negative) will be determined in dollars (the percentage figure in connection with recoupment of negative return being utilized solely to calculate the dollar amount of negative return required to be recouped). For purposes of all Carried Interest calculations, illiquid assets (as defined for purposes of the Management Fee) will be valued at the lesser of cost or fair market value (as determined by the Investment Manager in good faith). Such amounts outlined above and paid to the Investment Manager are referred to herein as the "Carried Interest."

                  (c) On and after such time as the Board of Trustees determines that it is possible under the 1940 Act to pay the Carried Interest as a dividend on a special share, the Company shall, at the request of the Investment Manager, issue to it the Special Share for $1,000. At any time the Special Share is outstanding no Carried Interest shall be payable pursuant to
Section 6(b) above.

         7. Expenses. The Company will be responsible for paying the Management Fee, the Carried Interest, due diligence and negotiation expenses, fees and expenses of custodians, administrators, transfer and distribution agents, counsel and directors, insurance, filings and registrations, proxy expenses, expenses of communications to investors, compliance expenses, interest, taxes, portfolio transaction expenses, costs of responding to regulatory inquiries and reporting to regulatory authorities, costs and expenses of preparing and maintaining the books and records of the Company, indemnification, litigation, extraordinary expenses and such other expenses as are approved by the Trustees as being reasonably related to the organization, offering, capitalization, operation or administration of the Company and any portfolio investments. Expenses associated with investments by multiple funds of the Investment Manager will be shared proportionately by the participating funds. Expenses associated with the general overhead of the Investment Manager will not be covered by the Company.

         8.       Services to Other Companies or Accounts.

                  (a) The Investment Manager and its Affiliated Persons, employees or associates are in no way prohibited from, and intend to, spend substantial business time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Company, participating in actual or potential investments of the Company or any Shareholder, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Company, or acting as a director, officer or creditors' committee member of, adviser to, or participant in, any corporation, partnership, trust or other business entity. The Investment Manager and its Affiliated Persons may, and expect to, receive fees or other compensation from third parties for any of these activities, which fees will be for the benefit of their own account and not the Company.

                  (b) In addition, the Investment Manager and its Affiliated Persons may manage Highland Accounts other than the Company that invest in assets eligible for purchase by the Company.

                  (c) The Company may have the ability, under certain circumstances, to take certain actions that would have an adverse effect on Highland Accounts other than the Company. In these circumstances, the Investment Manager and its Affiliated Persons will act in a manner believed to be equitable to the Company and such other Highland Accounts, including co-investment in accordance with the conditions of any exemptive relief obtained by the Company and the Investment Manager.

         9.       Duty of Care and Loyalty.

         The Investment Manager shall not be liable, responsible or accountable in damages or otherwise to the Company or any shareholder for any loss, liability, damage, settlement, costs, or other expense (including reasonable attorneys' fees) incurred by reason of any act or omission or any alleged act or omission performed or omitted by the Investment Manager and its employees, partners and affiliates, in connection with the establishment, management or operations of the Company or its investments (including in connection with serving on creditors' committees and boards of directors for companies in the Company's portfolio) unless such act or failure to act arises out of the bad faith, willful misfeasance, gross negligence or reckless disregard of the Investment Manager's duty to the Company or its shareholders, as the case may be (such conduct, "Disabling Conduct"). Subject to the foregoing, all such Persons shall look solely to the Assets (including, without limitation, the Unfunded Commitments) for satisfaction of claims of any nature arising in connection with the affairs of the Company. If any indemnitee is made a party to any suit or proceeding to enforce any such liability, subject to the foregoing exception, such indemnitee shall not, on account thereof, be held to any personal liability.

         10.      Indemnification.

                  (a) The Company will indemnify the Trustees, officers and the Investment Manager and any officer, director, member, manager, employee, stockholder, assign, representative, agent or affiliate of any such person with respect to any act or omission as long as (i) such person's activities do not constitute Disabling Conduct and (ii) there has been a determination (a) by a final decision on the merits by a court or other body of competent jurisdiction be-fore whom the issue of entitlement to indemnification was brought that such indemnitee is entitled to indemnification or, (b) in the absence of such a decision, by (1) a majority vote of a quorum of those Trustees who are neither "interested persons" of the Company (as defined in Section 2(a)(19) of the Investment Company Act) nor parties to the proceeding, that the indemnitee is entitled to indemnification (the "Disinterested Non-Party Trustees"), or (2) if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel in a written opinion concludes that the indemnitee should be entitled to indemnification (each an "Indemnified Person," and collectively, the "Indemnified Persons"). A successful claim for indemnification could reduce the Company's assets available for distribution to the shareholders. Notwithstanding the foregoing, with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnified Person as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnified Person was authorized by a majority of the Trustees. All determinations to make advance payments in connection with the expense of defending any proceeding shall be authorized and made in accordance with the immediately succeeding paragraph (b) below.

                  (b) The Company shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Company receives a written affirmation by the Indemnified Person of the Indemnified Person's good faith belief that the standards of conduct necessary for indemnification have been met and a written undertaking to reimburse the Company unless it is subsequently determined that he is entitled to such indemnification and if a majority of the Trustees determine that the applicable standards of conduct necessary for indemnification appear to have been met. In addition, at least one of the following conditions must be met: (1) the Indemnified Person shall provide adequate security for his undertaking, (2) the Company shall be insured against losses arising by reason of any lawful advances, (3) a majority of a quorum of the Disinterested Non-Party Trustees, or if such quorum is not obtainable or even if obtainable, if such majority so directs, independent legal counsel, shall conclude, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is substantial reason to believe that the Indemnified Person ultimately will be found entitled to indemnification or (4) if there is not a Disinterested Non-Party Trustee, the Indemnified Person provides the written affirmation referred to above.

                  (c) The rights accruing to any Indemnified Person under these provisions shall not exclude any other right to which he may be lawfully entitled.

                  (d) Each Indemnified Person shall, in the performance of its duties, be fully and completely justified and protected with regard to any act or any failure to act resulting from reliance in good faith upon the books of account or other records of the Company, upon an opinion of counsel, or upon reports made to the Company by any of the Company's officers or employees or by any advisor, administrator, manager, distributor, selected dealer, accountant, appraiser or other expert or consultant selected with reasonable care by the Trustees, officers or employees of the Company, regardless of whether such counsel or other person may also be a Trustee.

         11. Term of Agreement; Events Affecting the Investment Manager; Survival of Certain Terms.

                  (a) This Agreement shall become effective as of the date hereof and shall continue until its termination unless sooner terminated by the Company or Investment Manager as provided herein. This Agreement may be terminated by the Company at any time, without the payment of any penalty, upon giving the Investment Manager 60 days' notice (which notice may be waived by the Investment Manager), provided that such termination by the Company shall be directed or approved by the vote of a majority of the Trustees of the Company in office at the time or by the vote of the holders of a majority of the voting securities of the Company at the time outstanding and entitled to vote, or by the Investment Manager on 60 days' written notice (which notice may be waived by the Company). This Agreement will also immediately terminate in the event of its assignment. As used in this Agreement, the terms "majority of the outstanding voting securities," "interested person" and "assignment" shall have the same meanings as such terms are given in the 1940 Act.

                  (b) Notwithstanding anything herein to the contrary, Sections 6(c), 7, 9 and 10 of this Agreement shall survive any termination hereof.

                  (c) From and after the effective date of termination of this Agreement, the Investment Manager and its Affiliated Persons shall not be entitled to compensation for further services hereunder, but shall be paid all compensation and reimbursement of expenses accrued to the date of termination. Upon such termination, and upon receipt of payment of all compensation and reimbursement of expenses owed, the Investment Manager shall as soon as practicable (and in any event within 90 days after such termination) deliver to the Company all property (to the extent, if any, that the Investment Manager has custody thereof) and documents of the Company or otherwise relating to the Assets of the Company then in the custody of the Investment Manager (although the Investment Manager may keep copies of such documents for its records). The Investment Manager agrees to use reasonable efforts to cooperate with any successor investment manager in the transfer of its responsibilities hereunder, and will, among other things, provide upon receipt of a written request by such successor investment manager any information available to it regarding any Assets of the Company. The Investment Manager agrees that, notwithstanding any termination, it will reasonably cooperate in any proceeding arising in connection with this Agreement, any of the Transaction Documents or any Investment (excluding any such proceeding in which claims are asserted against the Investment Manager or any Affiliated Person of the Investment Manager) upon receipt of appropriate indemnification and expense reimbursement.

         12.      Power of Attorney; Further Assurances.

         In addition to the power of attorney granted to the Investment Manager in Section 1 of this Agreement, the Company hereby makes, constitutes and appoints the Investment Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with the terms of this Agreement (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Investment Manager reasonably deems necessary or appropriate in connection with its investment management duties under this Agreement and as required by the 1940 Act and (b) to (i) subject to any policies adopted by the Board with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Company's Assets, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations. To the extent permitted by applicable law, this grant of power of attorney is irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Company; provided that this grant of power of attorney will expire, and the Investment Manager will cease to have any power to act as the Company's attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Company shall execute and deliver to the Investment Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Investment Manager may reasonably request for the purpose of enabling the Investment Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement. Each of the Investment Manager and the Company shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

         13.      Amendment of this Agreement.

         No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought. Any amendment of this Agreement shall be subject to the 1940 Act, and requires majority shareholder approval.

         14.      Notices.

         Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by telecopier, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:

                  (a)      If to the Company:

                           Restoration Opportunities Fund
                           Attn: Jason Blackburn
                           Two Galleria Tower
                           13455 Noel Road, Suite 1300
                           Dallas, Texas 75240
                           Tel:  (972) 628-4100
                           Fax:  (972) 628-4147

                  (b)      If to the Investment Manager:

                           Highland Capital Management, L.P.
                           Attn: R. Joseph Dougherty
                           Two Galleria Tower
                           13455 Noel Road, Suite 1300
                           Dallas, Texas 75240
                           Tel:  (972) 628-4100
                           Fax:  (972) 628-4147

Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 14. Other addresses set forth in this Section 14 shall be changed only with the consent of the relevant addressee.

         15.      Binding Nature of Agreement; Successors and Assigns.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

         16.      Entire Agreement.

         This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

         17.      Costs and Expenses.

         The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by the Company.

         18. Books and Records. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Investment Manager hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company's request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the Investment Company Act the records required to be maintained by Rule 31a-1 under the Investment Company Act.

         19.      Titles Not to Affect Interpretation.

         The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

         20.      Provisions Separable.

         The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

         21.      Governing Law.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and, to the extent inconsistent therewith, the 1940 Act.

         22.      Execution in Counterparts.

         This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

         23.      Use of the Name Restoration.

         The Investment Manger has consented to the use by the Company of the name or identifying word "Restoration" in the name of the Company. Such consent is conditioned upon the employment of the Investment Manager as the investment advisor to the Company. The name or identifying word "Restoration" may be used from time to time in other connections and for other purposes by the Investment Manager and any of its affiliates. The Investment Manager may require the Company to cease using "Restoration" in the name of the Company if the Company ceases to employ, for any reason, the Investment Manager, any successor thereto or any affiliate thereof as investment advisor of the Company.

                 [Remainder of page intentionally left blank.]

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                         HIGHLAND CAPITAL MANAGEMENT, L.P.


                                         By:  /s/ James D. Dondero
                                              ---------------------------------
                                              James D. Dondero
                                              President


                                         RESTORATION OPPORTUNITIES FUND


                                         By:  /s/ R. Joseph Dougherty
                                              ---------------------------------
                                              R. Joseph Dougherty
                                              Trustee